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                                                                       Ex - 10.8

                               JOSEPH A. FORGIONE

                              EMPLOYMENT AGREEMENT

     EMPLOYMENT AGREEMENT, signed as of the 4th day of November, 1997 (this "Agreement"), between NovaLink USA Corporation, a Massachusetts corporation, having a place of business at 200 Friberg Parkway, Westborough, Massachusetts 01581 (the "Company"), and Joseph A. Forgione, an individual residing at 158 Langelier Lane, Marlboro, MA 01752 (the "Employee").

     In consideration of the mutual agreements and covenants herein contained, the adequacy and the sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

     1. Effective Date. The effective date of this Agreement shall be November 19, 1997 (the "Effective Date").

     2. Employment. The Company hereby engages the Employee as an employee of the Company and the Employee hereby accepts such engagement upon the terms and conditions of this Agreement.

     3. Term. The term of this Agreement shall commence on the Effective Date and shall continue until otherwise terminated by either party at any time with or without cause (the "Term").

     4. Employment Duties. During the Term, the Employee will serve as President and Chief Executive Officer of the Company and shall perform such duties as may be reasonably assigned to him from time to time by the Board of Directors of the Company (the "Board"). During the term hereof, the Employee shall be employed by the Company on a full-time basis and shall devote his full business time and best efforts to the advancement of the business and interests of the Company. It is expected that the Employee will be nominated and elected to the Board and shall serve as a member of the Board so long as he is President and Chief Executive Officer of the Company.

     5.   Consideration.

          (a) In consideration of the services performed by the Employee under this Agreement, the Company shall pay the Employee a base salary at the rate of $225,000 per year payable bi-weekly, subject to increase from time to time by the Compensation Committee of the Board (the "Compensation Committee") in its sole discretion. Compensation under this Agreement shall be paid in arrears in equal monthly installments, and will be reviewed annually.

          (b) The Company shall reimburse the Employee for all ordinary and necessary business expenses paid or incurred by the Employee in connection with the execution of his responsibilities under this Agreement in accordance with its usual reimbursement policies, which policies are subject to change on no less than thirty (30) days' prior written notice to Employee.


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Reimbursement shall be made not less frequently than once each month against presentation by the Employee of written reports, in reasonable detail and in the then standard format in use by the Company, of all amounts so expended.

          (c) The Employee shall be eligible to receive an annual bonus of up to $50,000. The amount and timing of payment of the annual bonus shall be established by the Compensation Committee. The Compensation Committee shall award the bonus based upon Employees meeting or exceeding certain performance objectives (the "Performance Objectives") to be established initially by the Employee and the Board by not later than ninety (90) days after the Effective Date and thereafter by the Compensation Committee. Any failure to establish such Performance Objectives shall not affect the validity and enforceability of this Agreement.

          (d)

               (i) The Company shall grant to the Employee, within ninety (90) days of the Effective Date, qualified stock options to purchase a number of shares of the Company's Common Stock equal to five percent (5%) of the Company's "Common Stock Equivalents" (as defined in Sections 5(d)(iv) after the Company's first round of outside venture capital financing, for a price of $.25 per share. The options shall vest ratably on a monthly basis over a four year (48 month) period beginning on the Effective Date, provided that no stock options shall vest until six (6) months after the Effective Date, at which time options shall vest retroactively for the prior six (6) months (i.e., ________ options). The options shall be exercisable for a period of ten years, subject to termination ninety (90) days after termination of the Employee's employment hereunder.

               (ii) If the Employee shall meet or exceed the Performance Objectives, the Company shall grant to the Employee on the first anniversary of the Effective Date qualified stock options in addition to those described in
Section 5(d)(i) to purchase a number of shares of the Company's Common Stock equal to an additional one percent (1%) of the Company's Common Stock Equivalents (as defined in Section 5(d)(iv) after the Company's first round of outside venture capital financing, for a price of $.25 per share. These additional options shall have the same terms and conditions as those granted under Section 5(d)(i) above, except that the four year (48 month) vesting period shall begin on the first anniversary of the Effective Date.

               (iii) All options granted to you pursuant to this Section 5(d) shall fully vest upon a "Change of Control" of the Company. A "Change of Control" will occur upon the acquisition by any individual, entity or group of 50 percent or more of the combined voting power of the then outstanding securities of the Company entitled to vote generally in the election of directors; provided, however, that the following acquisitions shall not constitute a Change of Control: (A) any acquisition of voting securities directly from the Company (excluding an acquisition by virtue of the exercise of a conversion privilege); (B) any acquisition by the Company or by any corporation controlled by the Company; (C) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; or (D) any acquisition by any corporation pursuant to a consolidation or merger, if, following such consolidation, the holders of the capital stock of the Company hold a majority of the voting stock of the consolidated entity or following such merger,


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the Company is the surviving entity, or (E) any acquisition of additional shares of capital stock of the Company by any person or entity who or which has previously provided financing to the Company.

               (iv) "Common Stock Equivalents" for purposes of this Section 5(d) means (A) outstanding shares of common stock of the Company, (B) shares of common stock into which any outstanding preferred stock of the Company is convertible, (C) shares of common stock which are issuable upon exercise of outstanding warrants, options and the like and (D) all common stock reserved for issuance under stock option, restricted stock or other similar employee benefit plans.

          (e) The Employee shall be entitled to participate in the Company's standard employee welfare plans, including a PPO medical insurance plan, short and long term disability and life insurance, and a 401(k) retirement plan. The Company will match the Employee's contribution to the 401(k) retirement plan in an amount equal to one-half of the Employee's contribution up to the first five percent (5%) of his income. The Employee will also receive fifteen (15) days of paid vacation annually, one day of which will accrue each month commencing with the third month of Employee's employment by the Company and five (5) days of which will accrue at the completion of six (6) months of Employee's employment with the Company.

          (f) In the event of termination of the employment of the Employee hereunder by reason of death or permanent disability (as determined in good faith by the Board), the Employee shall be entitled to compensation hereunder through the date of such termination and to those benefits to which the Employee may be entitled pursuant to the Company's standard benefit plans referred to in subparagraph (e) of this paragraph 5.

     6.   Related Agreements.

          (a) Non-Solicitation and Non-Competition. As a material inducement to the Company to employ the Employee, and in order to protect the Company's proprietary information and good will, the Employee agrees to the following:

               (i) For a period of twelve (12) months after termination of employment with the Company or its present or future affiliates for any reason, whether with or without cause, Employee will not directly or indirectly solicit or accept business relating to Competing Products from any of the customers or accounts of the Company with which Employee had any contact as a result of his employment.

               (ii) For a period of twelve (12) months after termination of employment with the Company or its present or future affiliates for any reason, whether with or without cause, the Employee will not render services, directly or indirectly, as an employee, consultant or otherwise, to any Competing Organization in connection with research on or the acquisition, development, production, distribution, marketing, or providing of any Competing Product.


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          (iii) For a period of twelve (12) months after termination of employment with the Company or its present or future affiliates for any reason, whether with or without cause, Employee will not recruit or otherwise solicit or induce employees or consultants of the Company or its present or future affiliates to terminate their employment with, or otherwise cease their relationships with, the Company or any such affiliates.

          (iv) For a period of twelve (12) months after termination of employment with the Company or its present or future affiliates for any reason, whether with or without cause, Employee will not directly or indirectly induce or attempt to induce a customer, prospective customer, supplier, agent, vendor, contractor, subcontractor, developer, employee or consultant to terminate or not enter into any contract with the Company or its present or future affiliates.

     Employee agrees that the restrictions set forth in this Section 6 are fair and reasonable and are reasonably required for the protection of the interests of the Company. However, should an arbitrator or court nonetheless determine at a later date that such restrictions are unreasonable in light of the circumstances as they then exist, then Employee agrees that this Section shall be construed in such a manner as to impose on Employee such restrictions as may then be reasonable and sufficient to assure Company of the intended benefits of this Section.

     (b)  For the purposes of Section 6:

          (i) "Competing Product" means any product, process, or service of any person or organization other than the Company, in existence or under development, (A) which is identical to, substantially the same as, or performs the same or a similar function as, any product, process, or service of the Company, in existence or under development, and (B) which is (or could reasonably be anticipated to be) marketed or distributed in such a manner and in such a geographic area as to actually compete with such product, process or service of the Company.

          (ii) "Competing Organization" means any person or organization, including Employee, engaged in, or about to become engaged in, research on or the acquisition, development, production, distribution, marketing, or providing of a Competing Product.

     (c) Nondisclosure and Assignment of Inventions. The Employee shall execute the Nondisclosure and Assignment of Inventions Agreement attached hereto as Exhibit A (the "Nondisclosure Agreement"), the provisions of which are deemed to be incorporated by reference herein.

     7. Termination. This Agreement may be terminated by either party at any time with or without cause; provided, however, that, the provisions of Section 6 shall survive any termination of this Agreement.

     8. Severance. Upon termination of Employee's employment by the Company other than for "Cause", the Company shall pay to the Employee his base salary and shall continue his employee welfare benefits set forth in Section 5(e) of this Agreement for the six (6) month period


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following termination. If at the end of such six (6) month period, Employee has not obtained "Comparable Work" as an employee or consultant for any other firm or entity, the Company shall pay to the Employee his base salary and provide his employee welfare benefits until the earlier of (i) the Employee's obtaining Comparable Work or (ii) twelve (12) months from the date of termination of his employment by the Company. "Comparable Work" means full time work, providing remuneration to the Employee on an annualized base of at least ninety percent (90%) of Employee's base salary; provided, however, that full-time consultancy shall constitute Comparable Work only if it can reasonably be expected to have a duration of six (6) months or more. As used herein, "Cause" shall be defined as the Employee having (a) engaged in gross negligence relative to the affairs of the Company, or (b) been convicted of a felony. Prior to terminating the Employee for cause, the Company shall first provide him with notice and the opportunity to be heard. In addition to his rights to continuation of base salary and employee welfare benefits as described above in this Section 8, the Employee shall be entitled to any COBRA or other statutory benefits and to any conversion rights or privileges that he may have under insurance policies.

     9. Binding Effect. This Agreement is binding upon and shall inure to the benefit of the successors, assigns and legal representatives of the parties hereto.

     10.  Miscellaneous.

          (a) Entire Agreement. This instrument contains the entire agreement of the parties with respect to the employment of the Employee and may not be changed orally but only by an agreement in writing signed by the party against whom enforcement is sought. This Agreement supersedes any and all earlier agreements concerning the provision of services to the Company by the Employee, which, as of the Effective Date, shall be terminated and be of no further force or effect, and Employee hereby acknowledges satisfaction by the Company of all requirements thereunder, including without limitation any and all obligations to pay salary, bonuses, benefits or severance payments.

          (b) Employee Representation. Employee represents that his employment by the Company hereunder will not violate any agreement between Employee and any of his previous employers.

          (c) Enforcement of Covenants. The Employee acknowledges that he has carefully read and considered all the terms and conditions of this Agreement and the Nondisclosure Agreement, including the restraints imposed on the Employee by
Section 6 hereof. The Employee agrees that said restraints are necessary for the reasonable and proper protection of the Company and its affiliates and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area. The Employee further acknowledges that, were he to breach any of the covenants contain in Section 6 hereof, the damage to the Company would be irreparable. The Employee therefore agrees that the Company, in addition to any other remedies available to it, shall be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by the Employee of any of said covenants, without having to post bond. The parties further agree that, in the event that any


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provision of Section 6 hereof shall be determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a period of time, too large a geographic area or too great a range of activities, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law.

          (d)  Remedies.

               (i) Subject to subsection (d)(ii) below, any claim or controversy arising out of or relating to this Agreement, including (without limitation) a claim by the Company that the Employee has violated any one or more of the restrictions set forth in Section 6, shall be settled by arbitration before a single arbitrator (who shall be a lawyer) in Boston, Massachusetts in accordance with the Commercial Arbitration Rules of the American Arbitration Association. If the arbitrator finds that a violation of the foregoing restrictions exists or is threatened, he shall prescribe appropriate relief which may include an award that the Employee desist from such violation, whether or not such an order would issue, in the circumstances, under the equity powers of a court. Judgment upon the award rendered by the arbitrator may be entered in any court of competent jurisdiction.

               (ii) The Company shall have the right, which may be exercised in lieu of or in addition to the procedure set forth in subsection (d)(i) above, to submit a claim that the Employee has violated any one or more of the restrictions set forth in Section 6 to any court of competent jurisdiction and the Company will be entitled, in addition to any other remedies available to it from such court, to obtain injunctive relief from such court to enforce the terms of this Agreement. The Employee, upon receipt of written notice of the institution of proceedings in such court, hereby agrees to submit to the jurisdiction of such court.

          (e) Notice. Unless written designation of a different address is filed with each of the other parties hereto, all notices, requests, demands or other communications required by or otherwise issued with respect to this Agreement shall be in writing and shall be deemed to have been duly given to any party when delivered personally (by courier service or otherwise); when delivered by facsimile, transmission confirmed; the next business day after timely delivery to the courier, if sent by overnight courier guaranteeing next day delivery; or five days after being mailed by first-class mail, postage prepaid and return receipt requested, in each case to the applicable address set forth at the beginning of this Agreement.

          (f) Waiver. The waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach thereof.

          (g) Severability. If any portion or portions of this Agreement are declared to be void for illegality, then the remaining portions of the Agreement shall remain and be valid and binding.

          (h) Governing Law. This Agreement shall be governed by and construed under the laws of the Commonwealth of Massachusetts, without regard to its conflict of laws principles.


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          (i)  Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.

          (j) Captions. The captions of the sections of this Agreement are inserted for convenience only and are not intended to be a part of this Agreement.

     IN WITNESS WHEREOF, each of the parties has executed this Agreement, or caused this Agreement to be executed by its duly authorized officer, under seal, as of the date first written above.


                                             NOVALINK USA CORPORATION


                                             By: /s/ J. Radoff
                                                 Jon Radoff, Chairman


                                             EMPLOYEE

                                             /s/ Joseph A. Forgione
                                             Joseph A. Forgione


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EXHIBIT A

                                                  Joseph A. Forgione
                                                  ------------------
                                                      Employee

              NONDISCLOSURE AND ASSIGNMENT OF INVENTIONS AGREEMENT

     In consideration of my employment or the continuation of my employment by NovaLink USA Corporation (the "Company"), I hereby agree as follows:

     I. Confidential Information. I understand that the Company's confidential information includes matters not generally known outside the Company, such as software and systems, methods, designs, processes and trade secrets relating to existing and future projects involving internet website development products and services marketed or used by the Company, any contracts and other data including sales and customer information, relating to the business operations, methodologies and techniques of the Company such as information relating to the Company's e-prise software. I further understand that while I am employed by the Company, I may obtain or hear of confidential information of the Company and of other parties which has been provided to the Company in confidence. I agree not to disclose, use or copy any confidential information of the Company (whether or not produced by me) or of other parties which has been provided to the Company in confidence, except as the Company may authorize or direct.

     II. Business Opportunities and Discoveries. I agree to make full and prompt disclosure to the Company of all business opportunities relating to internet web site development (collectively, "Business Opportunities"), as well as of all computer software systems, methods, designs, processes and trade secrets whether patentable, copyrightable or not, made, conceived or reduced to practice by me or under my direction or jointly with others during my employment by the Company, whether or not made, conceived or reduced to practice during normal working hours or on the premises of the Company (all of which are collectively termed "Discoveries"). I hereby assign and transfer to the Company without further compensation the entire worldwide right, title and interest in and to all Discoveries and any patents, patent applications, copyrights, copyright registrations, or trade secrets covering such Discoveries. I further agree, both during and after my employment with the Company, to execute and deliver such assignments, patents, copyrights and applications, and other documents as the Company may direct, and agree to cooperate fully with the Company to enable the Company to secure and patent, copyright and otherwise perfect and protect such Discoveries in any and all countries. This paragraph will not apply to Discoveries which do not relate to the actual, planned or anticipated business or research and development of the Company or affiliated business entities and which are made, conceived or reduced to practice by me during other than normal working hours, not on the Company's premises and without the use of any of the Company's tools, devices, equipment, resources or confidential information.

     III. Intellectual Property Rights. I acknowledge and agree that ownership of copyrights, patents and any other intellectual property rights in the designs, drawings, and related documents and works of authorship created for the Company or within the scope of my employment belong to the Company exclusively throughout the world. There shall be no obligation of the Company or any of


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its direct or indirect licensees to designate me as author of any such design, drawing, related documentation or other work of authorship when distributed publicly or otherwise, nor to make any such distribution. I hereby waive and release all my rights, if any, to the foregoing and hereby assign and transfer to the Company without further compensation any interest I may have in the entire worldwide right, title and interest in and to the foregoing. I further agree to execute any papers and to assist the Company in any manner deemed necessary by the Company to permit the Company to apply for, obtain and defend copyrights and other intellectual property rights related to the foregoing.

     IV. Obligations to Other Parties. I hereby represent that I have no present obligation to assign to any former employer or any other person, corporation, business entity or firm, any items covered by paragraphs 2 and 3, and I am not bound by any employment contracts or restrictive agreements which would prevent full performance of my duties to the Company, including but not limited to the duties set forth in this Agreement. I will not disclose and have not disclosed to the Company, and I will not induce or cause and have not induced or caused the Company to use, any confidential information of other persons, corporations or firms, including former employers. In addition, I will not bring or provide and have not brought or provided to the Company, any documents or other tangible items containing confidential information of other persons, corporations or firms, including any former employers.

     V. Affiliates or Subsidiaries. If my employment is transferred to a subsidiary or affiliated business entity of the Company, this agreement will continue to apply as though I were still employed by the Company unless I sign an agreement provided to me by such other company covering essentially the same matters as this Agreement.

     VI. Termination of Employment. Upon any termination of my employment by the Company, I agree to leave with or return to the Company all records, drawings, files, notebooks, software, including object and source code versions thereof, and other documents, including such items in electronic or other intangible format, pertaining to the Company's confidential information, whether prepared by me or others, and any equipment, tools or devices owned by the Company then in my possession or under my control however such items were obtained.

     VII. Vesting of Rights. The rights, title and other interests granted by me to the Company under this Agreement shall automatically vest in the Company as each item to which a right, title or other interest applies comes into existence.

     VIII. Photographs. I hereby give the Company and its assigns permission to use photographs of me (whether or not I am identified by name) during and after my employment by the Company in connection with the reasonable business purposes of the Company or its assigns.

     IX. Not a Contract of Employment. I understand that this Agreement does not constitute a contract of employment or give me rights to employment or continued employment by the Company.

     X. Survival. My obligations under this Agreement shall survive any termination of my employment with the Company, shall be binding upon my heirs, executors and administrators and shall inure to the benefit of the Company and its successors and assigns.


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     XI.  Enforcement of Covenants. I acknowledge that I have carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed on me pursuant to Sections 1, 2, 3 and 4 hereof. I agree that said restraints are necessary for the reasonable and proper protection of the Company and its affiliates, and I further acknowledge that, were I to breach any of the covenants contained in Sections 1, 2, 3 and 4 hereof, the damage to the Company would be irreparable. I therefore agree that the Company, in addition to any other remedies available to it, shall be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by me of any of said covenants, without having to post bond.

     XII. Severability. In the event that any one or more of the provisions of this Agreement shall be invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions of this Agreement shall not be in any way impaired.

     XIII. Entire Agreement; Modifications. This Agreement constitutes the entire agreement covering the subject matter set forth herein and may be modified only by agreement in writing signed by me and an officer of the Company.

     14. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.


Date:  Nov. 4, 1997                                  /s/ Joseph A. Forgione
                                                     Signature of Employee


                                                     Joseph A. Forgione
                                                     Printed Name of Employee


Witness:


/s/ J. Radoff
Jon Radoff


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